EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO	Jenifer Kirtland/Doug Sherk 415-896-6820 Media:
763-557-2222	Steve DiMattia, 646-201-5445

ATS Medical Announces Second Quarter Results
Second Quarter 2008 Revenue Increases 36% to $16.9 Million
Gross Profit Margin at 60.9% Sets Quarterly Record
Company Raises Lower End of 2008 Revenue Guidance

MINNEAPOLIS, MN, August 4, 2008 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for the second quarter ended June 28, 2008. Revenue for the quarter was $16.9 million, up 36.1% from $12.4 million reported in the second quarter of 2007, and at the upper end of its preliminary guidance of $16.7 million to $16.9 million provided on July 7, 2008.

Domestic revenue increased 63.9% and international revenue increased 22.8% over the second quarter of 2007. Revenue from the Company’s ATS CryoMaze™ cryoablation products for the treatment of cardiac arrhythmias grew 227% to a quarterly record of $4.4 million. Revenue from the Company’s heart valve therapy products, consisting of mechanical valves, tissue valves and repair products, was up 12.2% on a year-over-year basis to $12.1 million. The growth reflected an 8.1% increase in mechanical valve revenue, an 80.6% increase in valve repair revenue and a 224% increase in tissue valve revenue. Revenue from products and services other than the Company’s mechanical valves represented 36% of total revenue during the second quarter of 2008 compared with 19% in the second quarter of 2007.

Gross profit margin for the second quarter of 2008 set another quarterly record at 60.9%, representing significant improvement from 55.3% in the second quarter of 2007. Gross margin improvements were the result of lower product costs and increased contribution of new products. The second quarter of 2008 was the fourth consecutive quarter of gross margin improvement for ATS. The prior record for gross margin was 60.3% in the first quarter of 2008.

“Our strong second quarter revenue growth and gross profit improvement demonstrate measurable progress toward our near term goals of attaining positive cash flow and profitability,” said Michael Dale, Chairman, President and Chief Executive Officer. “Our growth was widespread both geographically and across multiple product segments, demonstrating the expanding market acceptance of the ATS brand. We were especially pleased with growth in the United States, which is maintaining its positive momentum as a result of several new product introductions and growing brand awareness.”

Recent and Upcoming New Product Highlights

Surgical Arrhythmias

•	Minimally invasive surgical ablation: The Company is developing procedure protocols and physician education programs to expand market awareness and the utility of the Company’s CryoMaze products for the minimally invasive treatment of cardiac arrhythmias.

•	ATS CryoMaze surgical ablation system: Several new products are under development to enhance the utility of the Company’s existing products and tools for the treatment of cardiac arrhythmias. The Company anticipates launching a next generation ablation clamp and probe in the third quarter.

Tissue Heart Valves

•	ATS 3f® Aortic Bioprosthesis: The Company’s first generation tissue valve was launched on a targeted basis in several international markets in the first half of 2008. Initial market response has been positive and second quarter 2008 tissue valve revenue increased 96% compared to the first quarter of 2008 and 224% compared to the second quarter of 2007.

As announced previously, in the first quarter of 2008 the Food and Drug Administration (FDA) asked ATS to provide additional information and clarification in support of its Premarket Approval Application for the ATS 3f Aortic Bioprosthesis. The Company submitted answers to the FDA in March 2008. Management continues to expect that the ATS 3f Aortic Bioprosthesis will be approved in the second half of 2008.

•	ATS 3f Enable™ Aortic Bioprosthesis: Enrollment continues to progress with excellent clinical results in the Company’s European clinical trial of its Enable sutureless tissue valve, which is designed to provide a less invasive approach for aortic valve replacement. The Company expects to complete enrollment in the CE Mark clinical trial during the third quarter. Regulatory approval for commercialization in Europe is expected in mid-2009.

Mechanical Valves

•	ATS Open Pivot AP360™ Mechanical Heart Valve: The Company commenced a limited launch of its ATS AP360 Heart Valve in the first quarter. The AP360 is the Company’s most competitive Open Pivot product, with the same hemodynamic features as its existing supra annular AP valve but with a revised cuff design to enable easier suturing. Physician response continues to be excellent. The Company has enjoyed ongoing success with the AP360 as evidenced by the addition of several new mechanical valve customers since its launch.

Repair Products

•	ATS Simulus® Semi-Rigid Ring: A full launch of the Semi-Rigid Ring is underway; initial surgeon feedback has been very positive and contributed to revenue growth of 76.0% in the first half of 2008 compared to the first half of 2007.

“Our second quarter revenue growth was especially strong due to increasing contributions from our non-mechanical valve products,” continued Mr. Dale. “While we continue to grow revenue from our core mechanical valve line, our non-mechanical valve revenue grew approximately 153% over the second quarter of 2007, even without contributions from our tissue valve in the United States. We believe our recently-launched products and strong product pipeline will enable us to continue growing record revenue in 2008 and beyond.”

Additional Financial Results

The operating loss for the second quarter of 2008 was $2.8 million compared with an operating loss of $8.3 million in the second quarter of 2007. The operating loss for the second quarter of 2007 included non-recurring charges for acquired in-process research and development of $3.5 million in connection with the acquisition of the surgical cryoablation assets of CryoCath Technologies and an impairment charge related to the Company’s PARSUS development program of $755,000.

The net loss for the second quarter of 2008 was $4.7 million, or $0.08 per share, compared with $8.7 million, or $0.18 per share in the second quarter of 2007. Included in the second quarter 2008 net loss was a charge of approximately $1.3 million due to the final mark-to-market revaluation of the ALTA warrant. Excluding this non-recurring charge, the adjusted net loss would have been $3.4 million, or $0.06 per share.

2008 Revenue Outlook

For the full year 2008 the Company now expects revenue to be in a range of $64 to $66 million versus its previous guidance of $62 to $66 million. The Company expects to generate an operating profit during the fourth quarter of 2008.

Conference Call Today

ATS management will host a conference call today, August 4, 2008 at 5:00 p.m. ET to discuss its second quarter financial results and current corporate developments. The dial-in number for the conference call is 800-218-0204 for domestic participants and 303-262-2130 for international participants. A live webcast of the call can also be accessed at www.atsmedical.com by clicking on the Investors icon.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 800-405-2236 for domestic participants and 303-590-3000 for international callers, using the passcode 11117352#.

Disclosure of Non-GAAP Financial Measures

ATS reports its financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, from time to time, we include other measures in our releases which are not prepared in accordance with GAAP. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this release we have included adjusted versions of our net loss and net loss per share for the second quarter of 2008, which exclude the impact of the $1.3 million final mark-to-market charge related to the ALTA warrant. These non-GAAP measures do not reflect the impact of the $1.3 million charge because we believe that this charge will not be incurred on a regular basis going forward. We use these adjusted net loss and adjusted net loss per share measures in our internal analysis and review of our operational performance. We believe that these non-GAAP measures provide investors with useful information in comparing our performance over different periods, particularly when comparing one of these periods to a period in which we did not incur this kind of charge. By using these non-GAAP measures we believe investors get a better picture of the performance of our underlying business. We have also included as an attachment to this release a schedule which reconciles our net loss and net loss per share prepared in accordance with GAAP to our adjusted net loss and adjusted net loss per share presented above.

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, is headquartered in Minneapolis, Minnesota. More than 150,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus® annuloplasty products for heart valve repair and ATS CryoMaze™ surgical ablation products. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007 and its most recent quarterly report on Form 10-Q.

ATS Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
	Quarter Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net sales	$16,900	$12,417	$31,745	$23,213
Cost of goods sold	6,610	5,545	12,507	10,098

Gross profit	10,290	6,872	19,238	13,115

Operating expenses:
Sales and marketing	7,147	6,115	13,634	12,038
Research and development	2,302	1,901	4,508	3,558
In-process research and development	—	3,500	—	3,500
General and administrative	2,764	2,491	5,768	5,107
Amortization of intangibles	890	414	1,781	829
Intangible asset impairment	—	755	—	755

Total operating expenses	13,103	15,176	25,691	25,787

Operating loss	(2,813)	(8,304)	(6,453)	(12,672)

Interest expense, net	(657)	(307)	(1,276)	(752)
Other income (expense), net	(1,040)	(105)	878	(111)

Net loss before income taxes	(4,510)	(8,716)	(6,851)	(13,535)
Income tax expense	(159)	(1)	(229)	(2)

Net loss	($4,669)	($8,717)	($7,080)	($13,537)

Net loss per share:
Basic and diluted	($0.08)	($0.18)	($0.12)	($0.30)

Weighted average number of shares outstanding:
Basic and diluted	60,018	49,406	59,877	45,749

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	June 28,	December 31,
	2008	2007
Assets
Cash and short-term investments	$10,914	$14,669
Accounts receivable	12,853	11,186
Inventories	20,024	18,743
Prepaid expenses	1,165	1,143

Total current assets	44,956	45,741

Property and equipment, net	7,484	7,739
Intangible assets	49,839	50,779
Other assets	1,444	1,638

Total assets	$103,723	$105,897

Liabilities & shareholders’ equity
Accounts payable	$5,230	$4,794
Accrued compensation	2,830	2,361
Other accrued liabilities	2,577	2,000
Current maturities of bank notes payable	2,646	2,457
Warrant liability	—	3,913

Total current liabilities	13,283	15,525

Convertible senior notes payable	17,478	17,436
Bank notes payable	5,292	6,143
Payable to CryoCath Technologies Inc.	1,824	1,742
Deferred income taxes	191	95

Shareholders’ equity	65,655	64,956

Total liabilities & shareholders’ equity	$103,723	$105,897

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)
	Six Months Ended
	June 28,	June 30,
	2008	2007
Operating activities
Net loss	($7,080)	($13,537)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	2,946	1,813
Stock compensation expense	769	623
Acquired in-process research and development	—	3,500
Impairment of intangibles	—	755
Deferred income taxes	96	—
Non-cash interest expense	317	230
Change in value of common stock appreciation rights and convertible senior notes derivative liabilities	(273)	241
Changes in operating assets and liabilities	(1,278)	1,947

Net cash used in operating activities	(4,503)	(4,428)

Investing activities
Maturities of short-term investments, net of purchases	4,183	4,224
Payments for business acquisitions	(1,000)	(22,000)
Business acquisition costs	—	(1,655)
Payments for technology licenses and other intangibles	—	(23)
Purchases of furniture, machinery and equipment	(886)	(273)

Net cash provided by (used in) investing activities	2,297	(19,727)

Financing activities
Advances on bank notes payable	—	8,600
Repayments on notes payable	(662)	(2,327)
Net proceeds from sales of common stock and warrants	3,381	31,071
Other	31	62

Net cash provided by financing activities	2,750	37,406

Effect of foreign exchange rate changes	(117)	(89)

Increase in cash and cash equivalents	$427	$13,162

ATS Medical, Inc.
Selected Revenue Information
(in thousands)
	Quarter Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Heart valve therapy	$12,093	$10,780	$22,774	$19,771
Surgical arrhythmia	4,386	1,341	8,234	2,819
Surgical tools & accessories	421	296	737	623

Total revenue	$16,900	$12,417	$31,745	$23,213

ATS Medical, Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(in thousands)
Unaudited

Quarter Ended
June 28, 2008
Net loss, as reported	$(4,669)
Adjustment to net loss:
Mark to market charge-ALTA warrant	1,278
Net loss, as adjusted	$(3,391)

Net loss per share, as reported:
Basic and diluted	$(0.08)
Adjustment to net loss per share:
Mark to market charge-ALTA warrant	0.02

Net loss per share, as adjusted:
Basic and diluted	$(0.06)

Weighted average number of shares outstanding, basic and diluted	60,018

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